[***] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit 10.35

5 Dec 02
Doc: MLTE120202	Finance & Administration
Strategic Sourcing

Level 27
242 Exhibition St.
MELBOURNE VIC 3000
Australia
Mr Miles Wortman, Director, Global Operations
Postal Address:
ISX Inc.	Locked Bag 4920
Information Services Extended, Inc.	Melbourne 3100
6301 N.W 5th Way, 4th Floor
Ft. Lauderdale, FL 33309	Telephone	03 9634 7767
	Facsimile	03 9634 2183
Local Contact: Mr. Oswin Slade
Director, Business Development
Information Services eXtended, Asia-Pacific
566 St Kilda Road
Melbourne VIC 3004
Australia

Tel: +61 3 9526 8610

MASTER LICENSE AND SUPPORT AGREEMENT

THIS MASTER LICENSE AND SUPPORT AGREEMENT (the “Agreement”), is made and entered into this 5th day of December, 2002 (the “Effective Date”), by and between Information Services eXtended, Inc. (ISX), a Delaware, U.S.A. Corporation (“Licensor”), and Telstra Corporation Ltd A.B.N. 33 051 775 556 (“Licensee”), an Australian Corporation.

RECITALS:

WHEREAS, Licensor owns or has acquired the right to license certain proprietary Software (as defined herein), for use as a directory inquiry database and assistance system program;

WHEREAS, Licensor desires to grant and Licensee desires to obtain a limited license to the Object Code of the Software, along with certain Support and Maintenance Services (as defined herein), subject to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Recital Representations. The parties agree that all of the foregoing recitals are true, correct, and are incorporated herein by reference.

2.                                      Definitions.  Except for those words defined elsewhere in this Agreement, the following non-exclusive list of definitions shall have the meanings set forth hereunder and any Schedules attached hereto.

2.1                                 “Affiliate” means an entity directly or indirectly controlling, controlled by or under common control with that party, where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority; provided, however, that such entity shall be considered an Affiliate only for the time during which such control exists.

2.2                                 “Confidential Information” means all proprietary information, whether in oral, written, graphic, electronic or machine readable form used or developed, in whole or in part, by Licensor or by third parties, and which Licensor desires or is required to keep confidential including, without limitation: price lists, customer lists, procedures, improvements, modifications, Enhancements, Updates, concepts and ideas, business plans or proposals, technical plans and proposals, research and development, know-how, budgets and productions, technical memoranda, research reports, designs and specifications, product and user manuals, software in both Object Code and Source Code, specifically including the Software, Documentation, engineering, hardware, configuration information, algorithms, new product and service developments, comparative analysis of competitive products, services and operating procedures, and other information, data and documents now existing or later acquired by Licensor, whether or not any such information, data or documents qualify as trade secrets, are reduced to writing, or are protected by patent or copyright registration under applicable federal or state law.

“Documentation” means collectively: (i) all of the written, printed, electronic, or other materials in any format published or otherwise made available by Licensor that relate to the functioning, operation and/or performance capabilities of the Software; (ii) all user, operator, systems administration, technical support, and other manuals, and all other written, printed, electronic or other materials in any format published or otherwise made available by Licensor that describe the function operating and/or performance  capabilities of the Software.

2.4                                 “Enhancements” means a new function or feature for any portion of the Software that was not contained in previous releases or versions of the Software and that may be incorporated into the Software by modification of the then-existing Software or by development of new programs.

2.5                                 “Error” means a failure of the Software that causes the Software to crash, lose data, or materially deviate from its reasonably expected functionality.

“License” means the license of the Software described in Section 3.1 hereunder.

“Primary License Charge” (PLC) means the license fee paid by Licensee to Licensor for the use and License of the Software, in accordance with the provisions of this Agreement and attachments thereto, and as described in Section 6.1 hereunder.

“Object Code” means the binary machine-readable version of the Software.

2.9                                 “Software” means the Object Code or machine-readable version of the computer software described in Schedule “A” attached hereto or subsequent Schedules or purchase orders made under this Agreement, including any future Updates, or Enhancements developed and owned or licensed by Licensor. “Software” also means any whole or partial copies of machine-readable data such as a database and related licensed materials, including documentation, user manuals and listings in any form.

“Services” means the performance of a task or project, provision of advise and counsel, assistance, or use of a resource (such as access to an information data base) Licensor may make available to Licensee. When appropriate, Licensor’s provision of the Services may be described in a separate agreement and referred to as a “Technical Services Agreement” which may also include at least one “Statement of Work” as an appendix that provides further details. [See Schedule C for a form of Technical Services Agreement.]

2.11                           “Source Code” means those statements in a computer language that when processed by a compiler, assembler or interpreter become executable by a computer.

“Specifications” means the technical and functional specifications for the Software in effect at the date of this Agreement, and as may be provided in an Schedule “A” attached hereto.

“Annual License Charge” (“ALC”) means the annual fee to be paid by Licensee pursuant to Section 6.2 hereunder for Support and Maintenance Services and a continuing right to use the Software.

“Support and Maintenance Services” means Licensor’s provision of the services described in Section 4.1 hereunder.

“Territory” means world-wide

“Third Party Software” means any computer software programs not owned or licensed by Licensor.

“Update” means any revision to the Software licensed hereunder consisting of Error fixes and/or minor functional enhancements issued by Licensor from time-to-time, generally made available to Licensee.

“YPC” means Yellow Pages Connect.

3.                                      Grant of Software License.

3.1                                 License Grant. Subject to the terms and conditions of this Agreement, and upon payment in full of the PLC and current ALC due as described in Sections 6.1 and 6.2 hereunder, Licensor hereby grants to Licensee a limited, non-exclusive, non-transferable, non-assignable right to use during the Term (as defined below) an unmodified version of the Software and the Documentation solely for Licensee’s internal use in providing directory assistance services within the Territory (the “License”). Licensee shall not use, license, sublicense, lease, copy or otherwise distribute the Software in any other manner except as expressly stated

herein. Licensee shall have the right to make one (1) copy of the Software for back-up purposes only provided Licensee reproduces the copyright notice and any other legend or ownership on the copy. You may use the copy only to replace the original, when necessary.

3.2                                 No Licenses. Except as is expressly set forth in this Agreement, Licensee shall not, nor shall Licensee authorize or permit any third party, to translate, update, modify, reverse engineer, reverse assemble, reverse compile, decompile, recompile, or disassemble the Software, nor shall Licensee have the right to sublicense, assign, distribute, lease or otherwise make available to any third party any of the rights granted to Licensee hereunder. Except as expressly provided herein, no other licenses are granted herein.

3.3                                 Software Ownership.   Except to the extent that a third party software provider reserves rights in software being provided herein, all patents, patentable material, copyrights, trademarks, trade secrets, service marks, trade names, intellectual property and other proprietary rights in or related to the Software are and will remain the exclusive property of Licensor whether or not specifically recognized or perfected in the laws of the jurisdiction in which the Software is used or licensed. Licensee will not take any action that jeopardizes Licensor’s proprietary rights or acquire any right in the Software or Confidential Information. Licensor will own all rights in any permitted copy, translation, modification, adaptation or derivation of the Software or Confidential Information, if any, including any Enhancement or Updates, if any. Unless otherwise provided, Licensee also acknowledges that Licensor owns all proprietary rights, including patent, copyright, trade secret and other proprietary rights, in and to the Software and any corrections, bug fixes, enhancements, updates or other modifications, including custom modifications, to the Software. Licensee will obtain, at Licensor’s request, the execution of any instruments that may be appropriate to assign those rights, or any other rights reasonable and necessary to Licensee rights (if any) in the Software, to Licensor, its parents, subsidiaries, Affiliates or assigns, or perfect these rights in Licensor’s name. All rights not expressly granted herein to Licensee are retained by Licensor. Both parties agree to reproduce the copyright notice and any other legend of ownership on any copies made under the licenses granted in this part.

3.4                                 Enhancements and Updates.  Any Enhancements and Updates provided to Licensee under this Agreement shall be considered part of the Software, and as such shall be governed by the terms and conditions of this Agreement. Notwithstanding any other provision of this Agreement, Licensor is under no obligation to provide Licensee with Enhancements, and Licensor’s obligation to provide Licensee with Updates is subject to the provision of Section 4 hereunder, including Licensee’s payment of the Annual License Charge (ALC).

3.5                                 Program Packages. Licensor may provide certain programs together with their own license agreements. These programs (called “Program Packages”) are licensed under the terms of the agreements provided with them. This Agreement’s patent and copyright terms apply to ISX Program Packages. For a Program Package, Licensor may specify that Additional License Copies apply. If so, these copies are subject to the terms of the Program Package’s agreement, except that Licensee may not transfer them. If Additional License Copies apply, Licensee may copy all of the Program Package’s printed documentation. Licensor may also specify that a testing period applies wherein Licensee may return the Program Package to Licensor before the end of such testing period for a refund.

Program Protection. For each license in the Software, Licensee agrees to ensure that anyone who uses the Software (accessed either locally or remotely) does so only for your authorized use and complies with Licensors terms regarding such Software. Licensee further agrees to maintain a record of all copies and in the case of a licensed database, Licensee shall allow access to the information contained in it only to Licensee’s employees, agents, or subcontractors, and only in support of their work for Licensee.

4.             Software Support and Maintenance Services.

4.1                                 Obligation to Provide Support and Maintenance Services. During the Initial Support and Maintenance Period and for each successive Support and Maintenance Period (each as defined below), and provided that Licensee has paid the ALC then owing to Licensor, Licensee shall receive by telephone, e-mail, or, if reasonably required by the circumstances, on-site Support and Maintenance Services as are more particularly described in Schedule “B” attached hereto. Licensee, at its sole expense, agrees to make a reasonable effort to establish and maintain an internal competency center or help desk to assist Licensor in coordinating and providing the Support and Maintenance Services as set forth herein by establishing a central point of contact with the Licensor.

Modification of Support and Maintenance Services. Licensor, in its sole discretion, reserves the right to change or modify the Support and Maintenance Services to be provided to Licensee during any subsequent Support and Maintenance Period by providing Licensee with written notification of such changes or modifications no later than thirty (30) days prior to the scheduled end of the then current Support and Maintenance Period.

Obligations of Licensee.

a.                                       Licensee Contact. Licensee shall notify Licensor of Licensee’s designated Licensee Contact. To the maximum extent practicable, Licensee’s communications with Licensor will be through the Licensee Contact.

b.                                      Installation.  Licensee agrees to install all corrections of substantial defects, minor bug fixes and updates, including any enhancements, for the Software in accordance with the instructions and in order of receipt from Licensor including setting up and maintaining and appropriate operating environment. In order to receive support under this Agreement, Licensee must be on the current available release of the Software.

c.                                       Facility and Personnel Access. Licensee agrees to grant Licensor access to Licensee’s facilities and personnel concerned with the operation of the Software to enable Licensor to provide defect support. Such access shall be sufficient, free and safe for Licensor to fulfill its obligations.

d.                                      No Modification of Software. Licensee agrees not to modify, enhance or otherwise alter the Software, unless and only to the extent specifically authorized in the user manuals identified in Schedule A, purchase orders made under this Agreement or the prior written consent of Licensor is obtained.

e.                                       Error Documentation. Upon detection of any error in the Software, Licensee, as requested by Licensor, agrees to provide Licensor a listing of output and any other data, including databases and backup systems, that Licensor reasonably may request in order to reproduce operating conditions similar to those present when the error occurred.

5.             Agreement Structure & Invoicing.

5.l                                    Software  becomes subject to this Agreement when the Licensor accepts Licensee’s order. Licensor accepts Licensee’s order by sending Licensee written confirmation of such acceptance or by shipping the Software. Any terms contained in Licensee’s purchase order which conflict with the terms contained in this Agreement shall not be accepted by Licensor by delivery of Licenser’s written confirmation or by shipping the software.

5.2                                 Licensor shall invoice for the following:  1) PLC; 2) ALC in advance for the applicable invoice period; 3) All other charges when or after Licensee incurs them.

5.3                                 For software or service beyond the scope of this Agreement, Licensor may charge extra if, for example, 1) Licensor is required to use other than private automobile or scheduled public transportation to provide Support and Maintenance Service or 2) Licensor responds to Licensee’s request for service of the Software outside its standard service provisions. Licensor will use reasonable efforts to notify Licensee in advance if these charges apply. Thus, in connection with the performance of the Support and Maintenance Services outside the scope of this Agreement, Licensee shall reimburse Licensor for all reasonable out of pocket business expenses incurred by Licensor and/or its agents, including, but not limited to, travel to Licensee’s place of business by Licensor’s employees and agents, hotel and meal allowances, fees of third party contractors, and the purchase of materials or rental of equipment, subject to Licensee’s prior approval.

6.             License Fees; Support Fees; Expenses; Audit Rights.

6.1                                 Primary License Charge. In consideration of the right to license the Software being granted to Licensee hereunder by Licensor, Licensee agrees to pay to Licensor a Primary License Charge (or PLC) as stated in Schedule A or any subsequent schedule or purchase order entered into under the terms of this Agreement.

Annual License Charge. In exchange for the provision of the License and the Support and Maintenance Services to the Licensee as set forth in paragraphs 3.1 and 4.1 above, Licensee agrees to pay Licensor an Annual License Charge (ALC) payable within thirty (30) days of the Effective Date of this Agreement, which amount will cover the Support and Maintenance Services for the Initial Support and Maintenance Period. Thereafter, on or before each anniversary of the Effective Date of this Agreement, or as agreed to between the parties subsequently, Licensee will be required  to make additional ALC payments to Licensor, which amounts will be in payment for the annual license and Support and Maintenance Services and continuing right to use for the Support and Maintenance Period then commencing. The obligation to provide Support and Maintenance Services hereunder is conditioned upon Licensor first receiving complete payment of the ALC. Licensor reserves the right to increase the ALC during any subsequent Support and Maintenance Period by providing Licensee with written notice at least ninety (90) days prior to the scheduled end of the then current Support and Maintenance Period; provided however, that Licensee may choose not to continue their right to use and not to receive Support and Maintenance Services by providing Licensor with written notice no less than thirty (30) days prior to the scheduled end of the then current Support and Maintenance Period, whereupon all licenses granted by Licensor to Licensee shall terminate within thirty (30) days of the current Support and Maintenance Period.

Audit Rights. Licensee shall maintain accurate and complete books and records relating to its use of the Software pursuant to this Agreement and keep such materials for the greater of five (5) years, or as required by law in the jurisdiction where the Software is located. Licensor will have the right, no more than once per calendar year, to have an independent public accountant (the “Auditor”) examine Licensee’s relevant books, records and accounts (including records contained in electronic format on computers or any electronic data storage device) for the purpose of verifying Licensee’s compliance with this Agreement. Each audit will be conducted at Licensee’s place of business or at another place agreed to by the parties during Licensee’s normal business hours, and upon at least five (5) days prior written notice. Licensor will pay all fees and expenses of the Auditor for the examination; provided, however, that Licensee will bear any such expense if the review or audit shows a discrepancy in favor of Licensor or Licensee’s non-compliance with the terms of this Agreement. All deficiencies shown by any such audit shall be immediately paid by Licensee in U.S. currency.

7.             Taxes.

7.1                                 Taxes and Duties.   Licensee shall pay all Australian sales, use, transfer, privilege, excise, personal property, and all other taxes of every kind and nature, and all duties whether international, national, state or local, however designated, which are levied or imposed by reason of Licensor’s performance under this Agreement; excluding, however income taxes which may be levied against Licensor.

8.             Trademark and Trade Names. Except as specifically agreed to by Licensor in writing, Licensee shall not reproduce, publish, reference, distribute or utilize any trademark or trade name of the Licensor or its Affiliates electronically, in writing, or in any visual way without the prior written approval of Licensor. Without limiting the foregoing, Licensee agrees to submit to Licensor, prior to use, distribution or disclosure, any advertising, promotion or publicity in which the trademarks or trade names of Licensor or its Affiliates is used, or which is otherwise undertaken pursuant to this Agreement.

9.             Warranty and Warranty Disclaimer.

9.1                                 Limited Software Warranty. For a period of one hundred and eighty (180) days, (the “Software Warranty Period”) beginning on the date of delivery of the Software to Licensee, Licensor warrants that all Software shall substantially operate as described in the Documentation and Specifications described herein (the “Software Warranty”). Licensor will, at its own expense and as its sole obligation and Licensee’s sole and exclusive remedy for any breach of this Software Warranty, use commercially reasonable efforts to correct any reproducible Error in the Software reported to Licensor in writing (along with all information available to Licensee that is relevant to verifying, diagnosing, or correcting the Error) during the Software Warranty Period. Licensor may correct any Error by providing to Licensee, at Licensor’s sole option, either: (i) a new version of the Software in which the Error has been corrected; (ii) additional software code that when installed in accordance with Licensor’s instructions, will correct the Error; or (iii) instructions for operating the Software in a manner that will eliminate the material adverse effects of the Error. Any such Error correction provided to Licensee will not extend the original Software Warranty Period. This Software Warranty will terminate immediately if Licensee or any third party makes any modification to the Software.

No Third Party Software Warranty.  Licensor makes no warranties regarding Third Party software used with the Software, if any. Licensor shall have no responsibility for any nonconformance with the Documentation or Specifications in the Software caused by alterations, modifications or installations made by Licensee or a third party. Any work relating to, including corrections, for difficulties or defects traceable to Licensee’s unauthorized alterations, modifications, errors or system changes shall be paid by Licensee at Licensor’s then current time and material rates.

No Warranty for third party machines. Licensor makes no warranties regarding IBM or third party machines. Such third party machines or products may have a specified warranty service as may be provided by such third parties to Licensee.

DISCLAIMER OF WARRANTIES.  THE LIMITED SOFTWARE WARRANTY SET FORTH ABOVE IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY REGARDING THE SOFTWARE AND ANY MACHINES USED IN CONJUNCTION WITH THE SOFTWARE, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS (ALL OF WHICH ARE DISCLAIMED). LICENSEE ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY WARRANTIES OR STATEMENTS BY ANY PERSON OTHER THAN THE EXPRESS WARRANTIES SET FORTH ABOVE. LICENSOR DOES NOT WARRANT THAT THE USE OF THE SOFTWARE OR MACHINES WILL BE ERROR FREE OR UNINTERRUPTED. MISUSE, ACCIDENT, MODIFICATION, UNSUITABLE PHYSICAL OR OPERATING ENVIRONMENT, OPERATION IN OTHER THAN THE SPECIFIED OPERATING ENVIRONMENT, IMPROPER MAINTENANCE BY LICENSEE, OR FAILURE CAUSED BY A PRODUCT FOR WHICH

LICENSOR IS NOT RESPONSIBLE MAY FURTHER VOID THE LIMITED WARRANTY ABOVE.

10.          INDEMNIFICATION.

Third Party Infringement Claims. Subject to the provisions of this Agreement, Licensor will defend, indemnify and hold harmless Licensee and its shareholders, officers, directors, agents, and employees from any and all claims, losses, liabilities, damages, costs, awards, and expenses, including attorneys’ fees, expertise witness fees and court costs (directly or indirectly) arising from or related to any action against Licensee brought by a third party to the extent that the action is based upon a claim that the Software directly infringes any U.S. patent or copyright or misappropriates any trade secrets recognized as such under any applicable U.S. trade secret laws. Subject to the provisions of this Agreement, Licensor will pay those costs and damages finally awarded against Licensee in any such action that are specifically attributable to such claims.

Conditions. Licensor’s obligations under Section 11.1 above with respect to an action are conditioned on: (i) Licensee immediately notifying Licensor in writing of such action when Licensee knows or reasonably should know of the existence of such action, (ii) Licensee giving Licensor solo control of the defense thereof and any related settlement negotiations, and (iii) Licensee cooperating with Licensor in such defense including, without limitation, making available to Licensor all documents and information in Licensee’s possession or control that are relevant to the infringement or misappropriation claims or actions, and by making Licensee’s personnel available to testify or consult with Licensor or its attorneys in connection with such defenses.

Licensor’s Options.  If the use of the Software or a component thereof by Licensee becomes, or in Licensor’s option is likely to become, the subject of infringement or misappropriation claims or actions then Licensor may, at its sole option and expense either: (i) procure for Licensee the right to continue using the Software; (ii) replace or modify the infringing Software or component thereof so that it becomes non-infringing, (iii) replace the Software or a component thereof with a non-infringing substitute, or (iv) terminate Licensee’s right to use the Software and give Licensee a pro-rated refund or credit for the License Fee actually paid by Licensee to Licensor for the infringing Software item.

Exclusions. Notwithstanding the foregoing, Licensor will have no obligation or otherwise with respect to any infringement or misappropriation claims or actions based upon: (i) any use of the Software not in accordance with this Agreement or the Documentation or for purposes not intended by Licensor such as use of Software outside its specified operating environment, (ii) any modification of the Software made by any person other than Licensor not agreed to by Licensor in writing, (iii) a combination  of the Software with the software or hardware of a third party; (iv) a non-ISX product alone; or (v) Licensee’s continued use of the alleged infringing activity after being notified in writing by Licensor thereof or after receiving a modification delivered by Licensor that would have avoided the alleged infringement.

ENTIRE LIABILITY. THIS SECTION STATES LICENSOR’S ENTIRE LIABILITY AND LICENSEE’S SOLE AND EXCLUSIVE REMEDY FOR INFRINGEMENT OR MISAPPROPRIATION CLAIMS AND ACTIONS PURSUANT TO SECTION 10.1 ABOVE.

Indemnification by Licensee.  Licensee will defend, indemnify and hold harmless Licensor and its shareholders, officers, directions, agents, and employees from any and all claims, losses, liabilities, damages, costs, awards, and expenses, including attorneys’ fees, expertise witness fees and court costs (directly or indirectly) arising from or related to (i) any breach by Licensee of its obligations, duties and responsibilities under this Agreement, (ii) any breach of or default under any representations, warranties, guarantees or other written or oral statements made by or on behalf of Licenses or any person under its control, including agents, or (iii) third party claims based on Licensee’s modification to the Software or based on Software created to Licensee’s specific design.

11.          LIMITATION OF LIABILITY.

11.1  Limitation of Liability

11.11. Circumstances may arise where, because of a default on ISx’s part, Telstra is entitled to terminate this Agreement in whole (or in part) or obtain damages from ISx or do both. In each such instance, regardless of the basis on which Telstra is entitled to claim from ISx, including negligence, ISx is liable only for:

11.11.a. bodily injury (including death) damage to real property or tangible personal property up to the greater the value of:

1l.1l.a.i $100,000 per event or;

11.11.a.ii an amount equal to the charges invoiced for the Software or Services which are  the subject matter of, or which are directly related to the cause of action; and

11.11.b damages resulting from performance or non-performance of obligations under this Agreement or which result from Software or Services provided under this Agreement up to the greater the value of;

11.11.b.i $100,000 per event or;

11.11.b.ii an amount equal to the charges invoiced for the Software or Services which are the subject matter of, or which are directly related to the cause of action.

11.12 ISx is not liable for losses or damages of third parties claimed against Telstra (other than those under clause 11.11.a above) for loss or, of damage to, Telstra records or data, or for loss of profits or savings actual or anticipated, even if advised of the possibility of the same.

11.13. If ISx is in breach of a condition or warranty implied by the Trade Practices Act 1974, its liability is limited to:

11.13.a where ISx supplied Services – the cost of having the Services supplied again; or

11.13.b where ISx supplied Software – the repair or replacement of the Software or the supply of equivalent Software; and

where this condition or warranty relates to right to sell, quiet possession or clear title, or the Software are of a kind ordinarily acquired for personal, domestic or household use or consumption, then none of the limitations in this clause apply.

1l.14 Nothing in this clause 11 limits ISx’s liability under clause 10

12.          Term and Termination.

12.1                           Term of the Agreement.  This Agreement shall take effect upon the Effective Date. It shall continue until December 31, 2005, unless earlier terminated in accordance with Section 12.2 below or otherwise terminated by Licensor by providing notice to Licensee. Unless otherwise terminated or expired, Renewal shall be automatic at the end of each Support Period. Charging Period shall be annual and invoiced in advance of each Support Period.

12.2                           As provided in Section 6.1, as a condition for the provision of the License and the Support and Maintenance Services to Licensee, Licensee agrees to pay Licensor the ALC through December 31, 2005. Subject to Section 12 and any other damages sought hereunder, in the event the term of this Agreement is terminated, Licensee shall be liable for any remaining ALC payments not yet paid Licensor through December 31, 2005. The amount of the remaining ALC payments due shall be determined by (i) taking the aggregate amount of the license and support payments made by Licensee to Licensor during 2002, which the parties acknowledge through October 31, 2002 is up to                , (ii) multiply that amount by the total number of years in the term of this Agreement (3 years), and (iii) minus that product by the amount of ALC payments already made by Licensee.

Termination.  Other than a breach or default by Licensee under Sections 3, 6, or 15 of this Agreement, in which case, Licensor may immediately terminate this Agreement upon delivery of written notice thereof to Licensee, this Agreement may be terminated by either party as follows: (i) at any time by the mutual agreement of Licensor and Licensee, or (ii) by either party by giving thirty (30) days written notice to the other party (the “Defaulting Party”) of a material breach of the Agreement, and such Defaulting Party fails to cure the material breach within such thirty (30) day period, unless a longer time period is agreed to in writing by the parties.

Effects of Termination. Upon the termination or expiration of this Agreement: (i) the License, and any other license rights granted to Licensee hereunder shall cease; (ii) Licensee shall immediately discontinue all permitted use of the Software; and (iii) at the sole discretion of Licensor, Licensee shall, within three (3) business days, either return to Licensor all copies of the Software, Documentation, and/or any other materials containing Licensor’s Confidential Information in Licensee’s control or possession, or else destroy all such Confidential Information, but in either case Licensee shall provide certification from an officer of Licensee that all such materials have either been returned or destroyed. Neither party shall incur any liability for damage, loss, or expenses incurred by the other incident to a party’s termination of the Agreement in accordance with its terms.

12.5                           Licensee’s Continuing Obligations.  Without limiting any of the above provisions, in the event of a termination as a result of Licensee’s failure to comply with any of its obligations under this Agreement, Licensee shall continue to be obligated to pay any such sums that may then be owing to the Licensor, nor shall termination discharge any liability that may have been incurred by Licensee subsequent thereto.

13.                               Proprietary Notices. Licensee agrees to abide by the terms and conditions of all confidentiality notices or legends placed upon the Software; not to conceal from view any copyright, trademark or confidentiality notices placed on the Software, or any output generated by the Software; and to reproduce all copyright, trademark or confidentiality notices on all copies of the Software, made by Licensee, as permitted hereunder.

14.          Confidentiality.

Obligation to Maintain Confidentiality. By virtue of the transactions contemplated by this Agreement, Licensee may obtain Confidential Information of Licensor or third parties. Licensee agrees that, except as expressly authorized by Licensor in writing, it will not at any time (during the term of this Agreement, or any time thereafter) disclose to any person or use any Confidential Information, as defined above, for any purposes whatsoever, or permit any person whatsoever to examine, and/or make copies of any reports, Documentation or Software (whether in written form or stored on magnetic, optical, or other mass storage media) prepared by it or that comes into its possession or under its control pursuant to this Agreement. Licensee further agrees to maintain any Confidential Information that may come into its possession using the same degree of care Licensee uses with its own confidential information, but in no case less than reasonable care under the circumstances.

Exceptions to Confidentiality. Notwithstanding the foregoing, Confidential Information shall not include any information that: (i) at the time of the disclosure is already in the possession of the Licensee and not subject to an existing obligation of confidentiality; or (ii) is independently made available to: the Licensee by an unrelated third party whose disclosure would not constitute a breach of any duty of confidentiality owed to Licensor and demonstrated by documentary evidence by Licensee; (iii) is generally available to the public through no wrongful act of the Licensee, (iv) is independently developed by the Licensee without using the Confidential Information as demonstrated by documentary evidence by Licensee; or (v) is compelled to be disclosed pursuant to a court order, or by governmental agency having authority over Licensee, and provided that Licensor shall first have the opportunity to request a protective order, and also provided that the Licensee first uses reasonable efforts to obtain confidential treatment for the Confidential Information.

Except as provided above, all other information exchanged shall be considered non-confidential. If either party requires the exchange of confidential information outside the scope of the definition of Confidential Information in this Agreement, it will be made under a signed confidentiality.

15.          Notices

Delivery of Notices.  All notices, requests, demands and other communications, which are required or permitted hereunder shall be in writing, and shall be deemed to have been duly given, made and received: when personally delivered; or, if by facsimile when received, provided that the sender retains a printed transmittal confirmation sheet reflecting the date and time of delivery; or, if by overnight courier service, one (1) day following the day when deposited therewith for overnight priority service; or when deposited in the United States mails, first class postage prepaid, three (3) days following the day of such mailing, and addressed as set forth below:

If to Licensor to:	Information Services Extended, Inc.
6301 N.W 5th Way, 4th Floor
Ft. Lauderdale, FL 33309
Fax: 954-689-6360
Attention: Miles Wortman

If to Licensee to:	Software Acquisition Manager
Attn: Michael O’Leary
32/242 Exhibition Street
Melbourne 3000
Australia
Fax:61 3 9639 8325

15.2                         Change in Notice Address. Any party hereto may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section.

16.                               Assignment. Licensee may not assign or transfer (including without limitation, by operation of law) its interest, rights or obligations under this Agreement or sublicense the Software without the prior written consent of Licensor, and any prohibited assignment or sublicense shall be null and void.

Amendment. No amendment or modification of this Agreement shall have any effect, unless done in writing, stating with specificity the particular amendment or modification to be made and signed by all parties hereto or their duly authorized representatives.

Waiver; Severance. Nothing herein may be waived unless done in writing and signed by the parties to be bound, and no modification or amendment of any provision of this Agreement shall be construed as a waiver, breach or cancellation of any other provision or a waiver of any other option, right or privilege on any other occasion. In the event any of the provisions of this Agreement are deemed to be invalid or unenforceable by court order, administrative agency or other governmental action, the unenforceable provision shall be deemed severable from the remainder of this Agreement to the extent permitted by law, and the remaining provisions of the Agreement shall remain binding with the same effect as though the void parts were deleted.

Governing Law and Jurisdiction. In the event that it becomes necessary to enforce the terms of this Agreement, the validity, construction, interpretation, and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to the conflict of law principles thereunder, and the parties hereby submit to the exclusive jurisdiction and venue of the federal and state courts located in Broward County Florida, U.S.A. The parties agree that this Agreement is not subject to and shall not be interpreted by the United Nations Convention on Contracts for the International Sale of Goods.

Construction and Interpretation. The section headings in this Agreement are for convenience only, they form no part of this Agreement and shall not affect its interpretation. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Except as otherwise provided herein, words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

21.                               Survival. Sections 3.2, 3.3, 6, 7, 8, 9, 10, 11, 12, 13.3, 13.4, 14, 15, 16, 19, 21, 22, and 24, in addition to any other provisions that by their nature extend beyond termination or expiration, shall survive the termination or expiration of this Agreement.

Attorneys’ Fees. The prevailing party in any action, including arbitration, to enforce or interpret this Agreement shall be entitled to recover reasonable costs and fees in connection therewith, including reasonable attorneys’  fees in addition to any other remedies available at law or in equity.

Severability.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Export Control and Other Regulatory Compliance. This Agreement shall be subject to all applicable laws, rules and regulations relating to the Software, including the export regulations of the United States Department of Commerce, Bureau of Export Administration. Licensee shall comply with all such laws, rules and regulations. Licensee shall not, and Licensee shall not permit any other party to, export or re-export the Software, whether in whole or in part, directly or indirectly, to any country, or to any foreign national of such a country regardless where such foreign nationals are located, for which the United States Government or any agency thereof requires an export license or other approval without first obtaining the same and at the sole cost and expense of Licensee.

Relationship of the Parties. Each party is acting as an independent contractor and not as an agent, partner, or joint venture partner of the other party for any purpose except as provided for in this Agreement. Neither party shall have the right, power, or authority to act or create any obligation express or implied on behalf of the other, and neither party shall hold itself out as being able to do so.

26.                               Arbitration. The parties shall settle any controversy arising out of this Agreement by arbitration in the State of Florida in accordance with the rules of the American Arbitration Association. A single arbitrator shall be agreed upon by the parties or, if the parties cannot agree upon an arbitrator within thirty (30) days, then the parties agree that a single arbitrator shall be appointed by the American Arbitration Association. The arbitrator may award attorneys’ fees and costs as part of the award. The award of the arbitrator shall be binding and may be entered as a judgment in any court of competent jurisdiction.

Entire Agreement. This Agreement constitutes the sole and entire Agreement among the parties pertaining to the subject matter contained herein and supersedes and cancels any and all other prior or contemporaneous agreements or understanding, whether oral or written, among the parties with respect to the subject matter contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written below:

[INSERT SIGNATURE ITEMS]

For Telstra Corporation		For Information Services Extended, Inc.

Signed:	/s/ Neil Jeffs	Signed:	/s/ Miles Wortman

Print Name:	Neil Jeffs	Print Name:	Miles Wortman

Title:	GM IT Saving's VM.	Title:	Director, Global Operations

	10/12/02	Date:	15/12/02

SCHEDULE “A”

to Master License & Support Agreement

SOFTWARE

1.  Software

a. Computer Programs:

Software components Data Base Products	Qty (Prod + Test)	Versions used in production	Last version delivered	Latest version available	Features / Comments
[***]	1+1	V1.1.3	V4.1.5	V4.1.5	Oracle Installer, Database Server, Web Server
[***]	1+1	V2.6.1	V2.7.1	V4.1.1	Base
V2.6.6
[***]	5+1	V2.8.4	V2.8.4	V4.1.3	Base, Tport feature

Stats and Access

V2.5.2
[***]	2+1	V2.5.3	V2.5.3	V4.1.0	Base

Call Control & Audio
[***]	4+4	V2.5.12	V2.7.7	V4.1.1	Base
[***]	24+2	V2.2	V2.3	V4.1.0	Base

Network Products
[***]	43+9	V2.5.14 V2.5.23	V2.5.23	V4.1.0	Base
[***]	-1124 +10	V2.5.10 V2.5.14	V4.1.6	V4.1.5	Base
[***]	12+2	V4.1.8	V4.1.8	V4.1.8	Base
[***]	55+ 2	V2.5.14 V2.5.23	V4.1.8	V4.1.8	Base
[***]	2+0	V2.4.4	V2 4.4	n/a	Base, to be phased out with TUP for Windows

Workstations

[***]	-1208 +10	V2.16.9.12	V4.2.0	V4.2.0	[***]

[***]
[***]	2+0	V2.2.5	V2.2.5	n/a	[***]

ISx related Services
[***]

[***]	4+2 -1205	V1.1.24	V1.1.24	n/a	[***]
[***]	+10	V1.1.27	V.1.1.27	n/a	[***]
[***]	2+1	n/a	n/a	n/a

2.    Primary License Charge (PLC):NA

3.    Annual License Charge (ALC): Existing ISx software components at a monthly per IK Busy Hour Calls (“BHC”) charge of [***]. For any additional Yellow Page Connect (YPC) BHC are charged at [***] per month, Billing will be quarterly, paid in advance on the cumulative total of Telstra and YPC BHC. A price reduction or increase for the following quarter will only occur if the BHC varies by more than [***]. This pricing is made on the basis of and is expressly conditioned upon YPC adopting and using the ISx Software as itss exclusive software for all its directory assistance needs.

4.    The Software listed above shall be subject to the Software Support Process SCHEDULE “B”.

SCHEDULE “B”

to Master License & Support Agreement

SOFTWARE SUPPORT PROCESS

This document defines the process for providing defect service, problem resolution and product support for the Software listed in Schedule A or subsequent schedules or purchase orders made under this Agreement from ISX (Licensor/Vendor) to the Licensee/Customer.

Scope Of Process

During the term of the Master License & Support Agreement, Vendor will use commercially reasonable efforts to provide Customer standard maintenance and defect support as set forth in below for the computer programs and user manuals listed in Schedule A to the Master License & Support Agreement or purchase orders made under this Agreement.

Standard Maintenance Services

Scope of Services. During the term of this Agreement, Vendor will provide Customer the following Standard Maintenance Services for the Software:

1.                                       Corrections of substantial defects in the Software so that the Software will operate as described in the user manuals listed in Attachment A.

2.                                       Periodic updates of the Software that may incorporate (A) corrections of any substantial defects, (B) fixes of any minor bugs, and (C) at the sole discretion of Vendor, enhancements to the Software. The term updates does not include new versions.

3.                                       Problem Reporting and Support – Program defects may be reported as an Incident via the ISx Support website to the ISx Support system, by Customer directly. Customer can report problems via the website any day any time. For reported severity 1 Incidents, ISx provides customer support 24x7.  For other severity levels, ISx provides customer support form Monday through Friday (8:00 AM - 5:00 PM, Customer local time), excluding Vendor local holidays

When reporting a problem, customer personnel should provide the following information as a minimum:

•              Customer ID

•              Customer Password

•              Customer contact name

•              ISx product name and version

•              Severity of the Incident

•              Description of the problem

An incident will be generated by the ISx Support system as a result of this initial ISx Support website entry and an Incident number will be assigned as the control number by the ISx Support system. The Incident number should be used in all future communication concerning the problem.

The Incident will be recorded in the ISx Support database. The ISx Support system contains records about each problem and the solution (or fix) for it. It also contains records about ISx customers, products and service organizations.

ISx Support System will send an email acknowledgement to the Customer Contact on the incident indicating that the incident has been received. ISx customer support personnel contact the Customer within the defined time periods established for each severity level to begin problem investigation. ISx customer support personnel provide problem resolution and maintain the Incident to closure. Customer may obtain incident stands at any time via the ISx Support website. Also, Customer may update an existing incident with new information via the website.

If a problem requires on-site assistance, the then current hourly rates and terms for Services will apply.

Only for critical problems where Customer cannot use the function/program which has a critical impact on business operation and an immediate circumvention or solution is required, if Vendor determines that on-site resources are required to fix the defect, Vendor may elect to provide such on-site support as required. If the defect is ultimately determined to be a non-Vendor problem, that assistance is billable.

The following is a definition of problem severities, as seen by Customer.

SEVERITY 1 (CRITICAL) DESCRIPTION

Customer cannot use the function/program, which has a critical impact on the business operation.  An immediate circumvention or solution is required.

ISX will attempt to determine an immediate solution to a severity 1 problem and will use commercially reasonable efforts to work around the clock to provide a fix or a temporary circumvention (In case of a temporary circumvention, the severity level will be renegotiated with the customer on site and available to ISX support personnel until the problem is resolved.)

In case the Problem Manager is not available, ISX will reassign the severity of the problem with the customer.

The ISX-assigned Problem Manager will provide the status of the problem resolution to customer contact periodically.

ISX target response time: Call backs to Severity 1 calls will occur within 2 business hours.

Target resolution time:

Levels 1, 2: Action plan within 1 working day. Permanent resolution within 30 days,

Level 3: Action plan within Level 3 Action Plan + 1/2 working days and a permanent resolution 60 days.

SEVERITY 2 (MAJOR) DESCRIPTION

Customer can use the function/program, but the business operation is severely restricted.

ISX target response time: call backs to Severity 2 calls will occur within 4 business hours.

Target resolution time:

Levels 1, 2: Action plan within 3 working days.  Permanent resolution within 60 days.

Level 3: Action plan within Level 3 Action Plan + 1 working day and a permanent resolution within 60 days.

SEVERITY 3 (MINOR) DESCRIPTION

Customer can use the function/program with some restrictions on the functions which can be used. These restrictions do not have a critical impact on the business’s operations.

ISX target response time: Call backs to Severity 3 calls will occur within 8 business hours.

Target resolution time:

Levels 1,2: Permanent resolution within 180 days

Level 3:    Permanent resolution is negotiable.

4.                                                       Technical Assistance - a reasonable amount of remote assistance is available during Vendor’s normal business hours (excluding local Vendor holidays) via telephone, fax, or e-mail to provide the customer with code-related technical assistance. For example, questions regarding availability of Code Corrections, Fixes, Program Updates, use, operation, or the interpretation of the Software’s results.

If Vendor determines on-site assistance is required, and the problem is a failure of the Software to perform according to its then applicable specifications in the designated operating environment, no charges will apply. If Vendor determines that the problem is due to other causes, or if you expressly request on-site assistance, the then current Vendor hourly rate and terms for Service will apply.